The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127230.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Asset Backed Securities Corporation Home Equity Loan Trust, Series NC 2006-HE4

Prepayment Speed	75% Pricing	100% Pricing	125% Pricing	75% Pricing	100% Pricing	125% Pricing
LIBOR	FWD + 300	FWD + 300	FWD + 300	FWD - 100	FWD - 100	FWD - 100
Losses	CDR	CDR	CDR	CDR	CDR	CDR
Loss Severity	70%	70%	70%	70%	70%	70%
P&I Advancing	100%	100%	100%	100%	100%	100%
Lag	12	12	12	12	12	12
Triggers	Fail	Fail	Fail	Fail	Fail	Fail
Optional Redemption	To Maturity	To Maturity	To Maturity	To Maturity	To Maturity	To Maturity

Class M6
WAL	15.17	11.60	9.76	14.89	11.84	9.49
Discount Margin @ Par	122	124	124	126	128	129
Cum Loss	12.71%	10.66%	9.32%	14.48%	11.47%	9.59%
CDR Multiple (Before 1st $ Loss)	5.3 CDR	5.7 CDR	6.1 CDR	6.2 CDR	6.2 CDR	6.3 CDR

Class M8
WAL	16.00	12.27	9.79	16.07	12.01	9.76
Discount Margin @ Par	229	224	217	251	254	257
Cum Loss	10.60%	8.62%	7.18%	12.48%	9.30%	7.47%
CDR Multiple (Before 1st $ Loss)	4.3 CDR	4.5 CDR	4.6 CDR	5.2 CDR	4.9 CDR	4.8 CDR

Class M9
WAL	17.07	12.43	10.48	15.50	12.83	9.90
Discount Margin @ Par	257	250	239	296	302	304
Cum Loss	9.50%	7.38%	6.00%	11.01%	8.08%	6.15%
CDR Multiple (Before 1st $ Loss)	3.8 CDR	3.8 CDR	3.8 CDR	4.5 CDR	4.2 CDR	3.9 CDR

Asset Backed Securities Corporation Home Equity Loan Trust, Series NC 2006-HE4

Prepayment Speed	75% Pricing	100% Pricing	125% Pricing	75% Pricing	100% Pricing	125% Pricing
LIBOR	FWD + 300	FWD + 300	FWD + 300	FWD - 100	FWD - 100	FWD - 100
Losses	CDR	CDR	CDR	CDR	CDR	CDR
Loss Severity	70%	70%	70%	70%	70%	70%
P&I Advancing	100%	100%	100%	100%	100%	100%
Lag	12	12	12	12	12	12
Triggers	Fail	Fail	Fail	Fail	Fail	Fail
Optional Redemption	To Maturity	To Maturity	To Maturity	To Maturity	To Maturity	To Maturity

Class M9
WAL	21.09	14.90	11.39	19.81	14.72	11.40
Discount Margin @ Par	-124	-71	-29	-121	-78	-21
Cum Loss	10.38%	8.09%	6.45%	12.06%	8.78%	6.74%
CDR Multiple (At negative DM)	4.2 CDR	4.2 CDR	4.1 CDR	5.0 CDR	4.6 CDR	4.3 CDR